Exhibit 99.1

Agree Realty Corporation Announces Increased 2016 Acquisition Guidance Range Of $250 Million To $275 Million

BLOOMFIELD HILLS, Mich., May 11, 2016 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced that it has raised its 2016 acquisition guidance to a new range of $250 million to $275 million of high-quality retail net lease properties. The Company's outlook for acquisition volume in 2016, which assumes continued growth in economic activity, positive business trends and other significant assumptions, is being increased from a previous range of $175 million to $200 million.

"We are pleased to announce we are raising our 2016 acquisition guidance to reflect increasing confidence in our ability to execute on our robust acquisition pipeline," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "Our pipeline includes a number of exciting opportunities to invest in terrific real estate that is leased to leading super-regional and national retailers operating in sectors that we believe are largely e-commerce and recession resistant."

About Agree Realty Corporation

Agree Realty Corporation is primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 302 properties, located in 42 states and containing approximately 5.5 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, visit the Company's home page at www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "assume," "plan," references to "outlook" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company's website at www.agreerealty.com.

All information in this press release is as of May 10, 2016. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company's expectations.

CONTACT: Matthew M. Partridge, Chief Financial Officer, (248) 737-4190